EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Mobile 365, Inc. 2004 Equity Incentive Plan, the InphoMatch, Inc. 2000 Equity Incentive Plan and the MobileWay, Inc. 2000 Stock Option Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Sybase, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005, Sybase, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sybase, Inc,. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
November 8, 2006